SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.


                                  FORM 8-K


                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

  Date of Report (date of earliest event reported):  August 28, 1998


                                RENTECH, INC.
             (Exact name of registrant as specified in charter)


  Colorado                      0-19260                       84-0957421
  (State or other               Commission               I.R.S. Employer
  jurisdiction of               File No.              Identification No.
  incorporation or
  organization)

  1331 17th Street, Suite 720, Denver, Colorado                   80202
  (Address of principal executive offices)                   (Zip Code)

  Registrant's telephone number, including area code:  (303) 298-8008

  Item 5.  Other Events.

       Rentech has agreed to conduct a joint demonstration project with Thermal Conversion Corp. (TCC) of Kent, Washington. TCC is wholly owned by EnerTek Partners, an investment group managed by Scientific Advances, Inc. (SAI), a subsidiary of Battelle Memorial Institute. EnerTek Partners is composed of major natural gas companies in the United States, including Brooklyn Union Gas System, Columbia Gas System, Consolidated Natural Gas, Enron Corporation, Equitable Resource Company and Southern California Gas Company.

       The joint demonstration project will evaluate whether TCC's plasma technology, which uses a proprietary high-power, induction-coupled plasma torch and high-temperature reactors to convert natural gas into a tailored synthesis gas, is suitable for use in Rentech's gas-to-liquids (GTL) process. Synthesis gas, a mixture of carbon monoxide (CO) and hydrogen (H2) is the intermediate step in all GTL processes for the conversion of carbon-bearing materials to liquid hydrocarbons.

       During the two phrase, sixteen week project, the viability of using the TCC plasma technology in GTL plants will be tested at pilot plant scale and capital costs will be developed. Rentech will contribute $60,000 to the costs of the project and will also perform certain services. Upon successful completion of the project, Rentech has the right to receive a nonexclusive license to use the TCC plasma technology and a portion of any future license fees and royalties received by TCC for use of its plasma technology in any other GTL projects. TCC will provide the plasma system and receive throughput fees on syngas produced by its plasma system when used with any GTL process, including Rentech's technology.

       Successful use of the TCC system with Rentech's GTL process could enhance the cost effectiveness of the Rentech Technology. It could also provide a cost-effective solution for barge mounted GTL processes and remote off-shore platforms created to convert natural gas reservoirs into clean liquid hydrocarbons.


                                 SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     RENTECH, INC.


  Date:  September 1, 1998      By:  (Signature)
                                     --------------------------------------
                                     Dennis L. Yakobson, President